This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-204492.

Current Interest Rates

This is an interest rate supplement dated August 20, 2021

to the prospectus supplement dated August 20, 2021

Current Annual Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Consumer Portfolio Services, Inc.

Interest Rates Effective August 20, 2021

	PORTFOLIO AMOUNT (1)
	$1,000	$25,000	$50,000	$75,000	$100,000
	to	to	to	to	or
NOTE TERM	$24,999	$49,999	$74,999	$99,999	More
3 Month	5.50%	5.85%	6.20%	6.55%	6.90%
6 Month	5.75%	6.10%	6.45%	6.80%	7.15%
1 Year	6.50%	6.85%	7.20%	7.55%	7.90%
2 Year	7.00%	7.35%	7.70%	8.05%	8.40%
3 Year	7.50%	7.85%	8.20%	8.55%	8.90%
4 Year	8.00%	8.35%	8.70%	9.05%	9.40%
5 Year	8.50%	8.85%	9.20%	9.55%	9.90%
10 Year	8.75%	9.10%	9.45%	9.80%	10.15%
Interest Compounds Daily at These Annual Interest Rates

1.	We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you and your immediate family members. Immediate family members include your parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the sibling is also a note holder.

We are offering these notes to investors in the following states of the United States of America: Arkansas, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Michigan, Minnesota, Mississippi, Missouri, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Vermont, and Wisconsin.

The description in this interest rate supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the most recent prospectus (dated August 21, 2019) and prospectus supplement (dated August 20, 2021). Investors should rely on the description of the notes in this interest rate supplement if it is inconsistent with the description in the prospectus and prospectus supplement.

CPSnotes.com / InvestorServices@CPSnotes.com / 888-776-1887